                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G
                                (RULE 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
           RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO.  )(1)

                                  Jazztel plc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          American Depositary Receipts
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  47214R-15-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 9, 1999
--------------------------------------------------------------------------------
           (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                      (Continued on the following pages)

                              (Page 1 of 22 Pages)

---------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 47214R-15-2                   13G                   PAGE 2 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent International Corporation
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              5,598,423
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               5,598,423
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,598,423
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.7%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 3 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent International Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              5,489,686
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               5,489,686
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,489,686
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 4 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Global Management Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              1,138,151
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               1,138,151
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,138,151
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 5 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Global GECC III Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              1,138,151
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               1,138,151
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,138,151
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      2.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 6 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Global Private Equity III Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              1,836,962
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               1,836,962
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,836,962
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 7 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Global Private Equity III-A Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              844,440
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               844,440
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      844,440
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 8 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Global Private Equity III-B Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              42,222
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               42,222
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,222
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                   PAGE 9 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Global Private Equity III-C Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              562,960
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               562,960
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      562,960
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      1.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 10 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Digital Media & Communications Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              422,220
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               422,220
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      422,220
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.8%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 11 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent PGGM Global Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              281,480
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               281,480
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      281,480
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 12 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      TelAdvent Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              70,370
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               70,370
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      70,370
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 13 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent European Co-Investment Program Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              140,740
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               140,740
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      140,748
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 14 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Euro-Italian Direct Investment Program Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              150,141
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               150,141
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      150,141
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.3%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 15 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Partners GPE III Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              27,725
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               27,725
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      27,725
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 16 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Partners (NA) GPE III Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              8,233
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               8,233
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,233
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 17 OF 22 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Advent Partners Limited Partnership
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES              72,779
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH               None
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH               72,779
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                           None
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      72,779
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.1%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 47214R-15-2                   13G                  PAGE 18 OF 22 PAGES

ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Jazztel plc a Spain corporation (the "Corporation"). The address of the principal executive office of the Corporation is Avenida de Europa 14, Parque Empresarial La Moraleja, 28108 Alcobendas, Madrid, Spain.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:

 (1) Advent International Corporation, a Delaware corporation;

 (2) Advent International Limited Partnership, a Delaware limited partnership;

 (3) Advent Global Management Limited Partnership, a Delaware limited partnership;

 (4) Advent Global GECC III Limited Partnership, a Delaware limited partnership;

 (5) Global Private Equity III Limited Partnership, a Delaware limited partnership;

 (6) Global Private Equity III-A Limited Partnership, a Delaware limited partnership;

 (7) Global Private Equity III-B Limited Partnership, a Delaware limited partnership;

 (8) Global Private Equity III-C Limited Partnership, a Delaware limited partnership;

 (9) Digital Media & Communications Limited Partnership, a Delaware limited partnership;

(10) Advent PGGM Global Limited Partnership, a Delaware limited partnership;

(11) TelAdvent Limited Partnership, a Delaware limited partnership;

(12) Advent European Co-Investment Program Limited Partnership, a Delaware limited partnership;

(13) Advent Euro-Italian Direct Investment Program Limited Partnership, a Delaware limited partnership;

(14) Advent Partners GPE III Limited Partnership, a Delaware limited partnership;

(15) Advent Partners (NA) GPE III Limited Partnership, a Delaware limited partnership;

(16) Advent Partners Limited Partnership, a Delaware limited partnership;

     The entities listed in subparagraph (1) through (16) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the American Depositary Shares ("ADS"). Each ADS represents one Ordinary Share, (the "Ordinary Share") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such ADS is 47214R-15-2.

CUSIP NO. 47214R-15-2                  13G                         Page 19 of 22


ITEM 3.  FILING PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c).

         This statement is not being filed pursuant to Rule 13d-l(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-l(c).

ITEM 4.  OWNERSHIP.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Ordinary Shares outstanding as of December 8, 1999) of the Ordinary Shares beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Ordinary Shares beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).

                                                                     Percentage
                                                                      of Shares
Reporting Person                               Ordinary Shares(1)    Outstanding
----------------                               ------------------    -----------

Advent Global GECC III
     Limited Partnership (1)                        1,138,151           2.2%
                                                    ---------          ----
Advent Global Management
     Limited Partnership (1)                        1,138,151           2.2%
Global Private Equity III
     Limited Partnership (2)                        1,836,962           3.5%
Global Private Equity III-A
     Limited Partnership (2)                          844,440           1.6%
Global Private Equity III-B
     Limited Partnership (2)                           42,222           0.1%
Global Private Equity III-C
     Limited Partnership (2)                          562,960           1.1%
Digital Media & Communications
     Limited Partnership (2)                          422,220           0.8%
Advent PGGM Global Limited
     Partnership (2)                                  281,480           0.5%
TelAdvent Limited Partnership (2)                      70,370           0.1%
Advent European Co-Investment
     Program Limited Partnership (2)                  140,740           0.3%
Advent Euro-Italian Direct Investment
     Program Limited Partnership (2)                  150,141           0.3%
                                                    ---------          ----
Advent International
     Limited Partnership (1), (2)                   5,489,686          10.4%
Advent Partners GPE III
     Limited Partnership (3)                           27,725           0.1%
Advent Partners (NA) GPE III
     Limited Partnership (3)                            8,233           0.0%
Advent Partners Limited
     Partnership (3)                                   72,779           0.1%
                                                    ---------          ----
Advent International Corporation (1), (2), (3)      5,598,423          10.7%
                                                    =========          ====
Total Group                                         5,598,423          10.7%
                                                    =========          ====



----------
(1) Each Ordinary Share represents one ADS of the Issuer.

CUSIP NO. 47214R-15-2                   13G                        Page 20 of 22


         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of Advent Global Management Limited Partnership ("AGMLP'). AGMLP in turn is the General Partner of Advent Global GECC III Limited Partnership ("GECC-3"). As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC, AILP, and AGMLP derive from such power.

         (2) AIC is the General Partner AILP, which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

         (3) AIC is the General Partner of Advent Partners GPE III Limited Partnership ("APLP GPE-3"), Advent Partners (NA) GPE III Limited Partnership ("APLP(NA)GPE-3"), and Advent Partners Limited Partnership ("APLP") . As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Ordinary Shares beneficially owned by it as indicated above.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 47214R-15-2                   13G                  PAGE 21 OF 22 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


January 11, 2000


ADVENT INTERNATIONAL CORPORATION
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT INTERNATIONAL LIMITED PARTNERSHIP
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT GLOBAL MANAGEMENT LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT GLOBAL GECC III LIMITED PARTNERSHIP
By: Advent Global Management Limited Partnership, General Partner
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

GLOBAL PRIVATE EQUITY III LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

GLOBAL PRIVATE EQUITY III-A LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

GLOBAL PRIVATE EQUITY III-B LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

GLOBAL PRIVATE EQUITY III-C LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

CUSIP NO. 47214R-15-2                   13G                  PAGE 22 OF 22 PAGES


DIGITAL MEDIA & COMMUNICATIONS LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT PGGM GLOBAL LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

TELADVENT LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT EURO-ITALIAN DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT EUROPEAN CO-INVESTMENT PROGRAM LIMITED PARTNERSHIP
By: Advent International Limited Partnership, General Partner
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT PARTNERS GPE III LIMITED PARTNERSHIP
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT PARTNERS (NA) GPE III LIMITED PARTNERSHIP
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------

ADVENT PARTNERS LIMITED PARTNERSHIP
By: Advent International Corporation, General Partner
By: Janet L. Hennessy
    Vice President                /s/ Janet L. Hennessy
                                  --------------------------